Operating and Purchase Agreement

This Purchase Agreement ("Agreement") is made on date of the later acknowledgement shown below between VHGI Energy LLC a Nevada Limited Liability Company ("Company") with offices at 777 Main Street, Suite 3100, Fort Worth, TX 76102 and Outdoor Resources, Inc. ("Operator") a Tennessee Company with a mailing address of P.O. Box 2685, Crossville, TN 38557 (each a "Party" and together the "Parties").

RECITALS

A. Operator owns oil and gas leases covering approximately 8,000 acres located in north central and northeastern Tennessee ("Operator's Leases"). The land covered by Operator's Leases is depicted on the plat attached hereto as Exhibit A.

B. Operator has selected certain acreage on Operator's Leases (which acreage is described on Exhibit B) which the Operator believes to be prospective for the operation of oil and gas from the Monteagle formation. Company desires to pay Operator to drill and operate a well on such acreage on a turnkey basis in consideration for the assignment to the Company of good and marketable title to a 65% overriding royalty interest (an "ORI") in such well and the associated acreage and the right to acquire the same ORI in up to four (4) additional well (and the acreage associated with each) to be drilled by the Operator on a turnkey basis on Operator's Leases. Operator will retain 100% working interest in each well and the associated acreage.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1. Term of Contract

1.01 This Agreement will become effective on the last date stated below and will continue in effect until the activities provided for in this Agreement have been performed and all of the wells drilled pursuant hereto have been properly plugged and abandoned or until terminated as provided in this Agreement or for a period of 99 years unless terminated.

Article 2. Relation of the Parties

Status of Outdoor Resources, Inc.

2.01 Operator is not and will not become an agent, employee, partner, or principal of the Company by virtue of this Agreement. Operator agrees that neither it nor any of its owners, agents, or employees is entitled to the rights or benefits afforded to the Company's employees, including disability or unemployment insurance, workers' compensation, medical insurance, sick leave, or any other employee benefit. Operator is responsible for providing, at its own expense, disability, unemployment, and other insurance, workers' compensation, training, permitting and licenses for the Operator for its employees and other parties with which Operator may contract.

Use of Employees and Subcontractors

2.02 Operator, at its own expense, may use any employee, contractor, or subcontractors it deems necessary to perform the services required, by this Agreement. Company may not control, direct, or supervise Operator's employees, contractors, or subcontractors in the performance of those services. Company may visit the location at any time, by notification to Outdoor Resources, Inc. with 48 hours notice.

Indemnity

2.03 Operator agrees to indemnify and hold harmless Company and its officers, directors, managers, employees, and agents against any liability, loss, damage, penalty or expense (including all expenses of litigation or other defense relating to any asserted action or claim against Company) (a) relating to the ownership or operation of the wells drilled hereunder, whether or not caused by the negligence of other misconduct of Operator or (b) resulting from the breach by Operator of any representation or obligation under this Agreement.

Assignment of Contract Rights

2.04 Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Operator or the Company without the prior written consent of the other.

Right of First Refusal

2.05 Should Operator receive an offer to purchase all or any portion of its interest in the Initial Well Tract or in any Additional Well Tract, both as defined below, which it is willing to accept, it shall provide to Company written notice of such offer, including copies of all pertinent documents affecting or reflecting such offer. Company may by written notice given within 15 days after receipt of such notice elect to purchase such interest in such tract on the same terms as specified in such offer.

Article 3. Obligations of Operator

Initial Well

3.01 Operator shall commence operations for the drilling of a well for the production of hydrocarbons on the tract (the "Initial Well Tract") identified on Exhibit B hereto (the "Initial Well") within 120 days of the execution of the Agreement. Operator shall diligently and in accordance with good oil field practice drill such well to a depth sufficient to test the Monteagle Formation (the "Target Depth"). If, for any reason, Operator is unable to drill the Initial Well to the Target Depth then Operator shall plug and abandon the Initial Well and shall within 90 days thereafter commence the drilling of a replacement well either on the same tract or on a different tract encompassed in Operator's Leases and acceptable to Company, which replacement well shall thereafter constitute the Initial Well. Upon reaching the Target Depth in the Initial Well Operator shall conduct such tests as are consistent with good oil field practice and shall thereupon either complete the well for production, if a prudent operator would do so if it were drilling the well for its own account in the absence of this Agreement, or, otherwise, plug and abandon same.

Additional Wells

3.02 Following the completion or plugging of the Initial Well Operator shall propose to Company, by written proposal, the drilling of an additional well (an "Additional Well") at a location on the Operator's Leases which Operator, acting in accordance with good oil field practice, recommends as favorable for the drilling of a well to the Monteagle Formation (a "Drilling Proposal"). The Drilling Proposal shall include the designation by legally sufficient description of acreage (the greater of 40 acres or the amount required by regulatory authority for the drilling of a well to the Monteagle Formation without exception and the production thereof without limitation due to acreage) (an "Additional Well Tract") and any geological, geophysical, or other data relevant to the determination of the viability of the location. Operator shall respond to reasonable inquiries from Company relating to such proposal. Company shall either approve or disapprove such proposal within 60 days of its receipt of the proposal.

3.03 Following the disapproval of a Drilling Proposal by Company or the drilling of the well contemplated by an approved Drilling Proposal Company shall make additional Drilling Proposals under Section 3.02 until four (4) Additional Wells have been either approved and drilled or disapproved.

3.04 Upon approval of a Drilling Proposal by Company, Operator shall commence and prosecute the drilling of the Additional Well contemplated thereby within 120 days of the date of such approval in the same manner and subject to the same requirements as provided in Section 3.01 for the Initial Well.

Title Opinions

3.05 Prior to commencement of the Initial Well or of any Additional Well Operator shall deliver to Company a title opinion from Operator's attorney that the Company holds good and marketable title to 100% of the working interest in the Initial Well Tract or the Additional Well Tract, as the case may be, at a net revenue interest of at least 87.5%.

Data

3.06 Operator shall provide to Company copies of daily drilling reports, all logs and other tests run on the wells, and all completion and other reports filed with regulatory authorities regarding the wells. Operator shall also provide to Company all reports regarding daily production, along with pick-up tickets from Barrett Oil and Fuels or other purchaser of production.

Assignment

3.07 Upon reaching the Target Depth the Initial Well or an Additional Well the Company shall execute and deliver to Company an assignment of a 65% ORI in the subject well and the Initial Well Tract or the Additional Well Tract, as the case may be. The assignment shall be in recordable form, shall contain a general warranty of title, shall not contain any restrictions as to depth not also applicable to the interest of Operator, shall provide for payment of the ORI on the basis of the gross proceeds received from the first arm's length sale to an unrelated third party less only any reasonable fees paid to unrelated third parties for transportation of products from the well to the point of sales, and shall provide for payment within 45 days of the last day of the calendar month in which production occurred.

Payment of Expenses

3.08 The Operator will be responsible for all expenses incurred in performing its obligations under this Agreement, including specifically, but without limitation, the cost of land and legal work in connection the proposals and the well; the cost of lease acquisition and curative; the cost of regulatory permitting;, the cost of drilling the wells to total depth, completing the wells and equipping them for the production, storage, and delivery of hydrocarbons produced or of plugging and abandoning such well as the case may be; the cost of operating such wells; and the cost plugging and abandoning each such well on depletion. The interest assigned to Company shall be a cost free interest except as provided in Section 3.07, above, regarding the cost of transporting production to market.

Liability Insurance

3.09 Operator agrees to maintain a policy of insurance in the minimum of One Million Dollars ($1,000,000.00) to cover any negligent acts or omissions committed by Operator, its employees, contractors, or agents during the drilling or operation of any well under this Agreement.

Payment of Revenue Interest

3.10 All ORI payments will be made directly to the Company from the production purchaser unless such purchaser refuses to disburse such funds in which case payment shall be made by Operator. In either case, Operator shall be responsible for proper and timely payment.

Operator and Company Qualifications

3.11 Operator represents that it has the qualifications and skills necessary to perform its obligations under this Agreement in a competent, professional manner, without the advice or direction of Company. Operator agrees to use the best industry practice to maximize the output of the well(s). This means Operator is able to fulfill the requirements of this agreement. Failure to fulfill all requirements under this Agreement constitutes a breach of the Agreement. Operator has complete and sole discretion for the manner in which the work under this Agreement will be performed.

Operator's Recommended Locations

3.12 Subject to Operator's obligation to make its recommendations as to the locations for drilling hereunder in accordance with good oil field practice, Operator and Company recognize that Operator cannot and does not guarantee the successful completion of any well hereunder.

Article 4. Obligations Regarding Payment by Company

Notice of Drilling Date

4.01 Operator shall notify Company by written notice of the date (the "Drilling Date") on which it intends to commence the drilling of the Initial Well or of an Additional Well, which date shall be at least 45 days after the receipt of such notice.

Payment

4.02 Company shall pay to Operator $150,000 not later than 21 days prior to the Drilling Date.

Refund

4.03 If Operator fails to commence bona fide operations for drilling of such well within 21 days after the Drilling Date then Operator shall forthwith repay to Company the sum of $150,000 theretofore paid by Company as provided in Section 4.02, above. Thereafter, Company shall make such payment as to such well within 21 days after written notice that drilling operations have commenced.

4.04 If Operator fails to reach the Target Depth in the Initial Well or in any Additional Well and fails to commence the drilling of a replacement well therefore within the time provided in Section 3.01, above, or having commenced the drilling of such replacement well as provided shall fail to reach the Target Depth in such well within 60 days of the commencement of drilling thereof Operator shall forthwith repay to Company the sum of $150,000 theretofore paid by Company as provided in Section 4.02, above, and neither party shall have any further obligation to the other in regard thereto.

Cost-Free Interest

4.05 Company will not be liable to Operator, or to anyone who may claim any right due to a relationship with Operator, for any acts or omissions in the conduct of the operations contemplated by this Agreement or on the part of the employees or agents of the Operator. Operator will indemnify and hold Company free and harmless from any obligation, cost, claim, judgment, attorney's fees, and attachments arising from, growing out of or in any way connected with the operations conducted by Operator under the terms of this Agreement.

Article 5. Termination of Agreement

Expiration of Agreement

5.01 Unless otherwise terminated as provided in the Agreement, this agreement will continue in effect for a period of ninety-nine (99) years or until the operations and activities provided for in this Agreement have been fully and completely performed and shall then be terminated unless renewed by all parties.

Termination for Default

5.02 If Company fails within 30 days of notice of default to pay any amount due to Operator hereunder Operator shall have no further obligation to Company regarding the drilling or proposal of wells, provided, however, that no such failure shall affect its rights under any assignment previously due or made.

Article 6. General Problems

Notices

6.01 Any notices required to be given under this Agreement by either party to the other may be affected by personal delivery in writing; by mail; by fax; or by email. Notices shall be delivered as

provided below provided that each Party may change the contact information below by giving written notice in accordance with this paragraph.

Operator:
P.O. Box 2685, Crossville, TN 38557
Fax: 931-456-4062
Email: Outdoor Resources@frontier net.net

Company:
777 Main Street, Suite 3100, Fort Worth, TX 76102
Fax: 954-315-9234
Email: cleonetti@roadrunner.com

Entire Agreement of the Parties

6.02 This Agreement supersedes any and all Agreements, either oral or written, between the parties with respect to the subject matter hereof contains all of the representations, covenants, and Agreements between the Parties with respect to rendering of those services. Each Party to this Agreement acknowledges that no representations, inducements, promises or Agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not contained in the Agreement, and that no other Agreement, statement or promise not contained in the Agreement will be valid or binding and that there is no guarantee or production, either expressed or implied. Any modification of this Agreement will be in effect only if it is in a writing signed by the party to be changed.

Partial Invalidity

6.03 If any provision of this Agreement is held by a court competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalid in any way.

Counterparts

6.04 This Agreement may be signed in counterpart and shall be binding upon the parties and their respective heirs, successors and assigns.

IN WITNESS WHEREOF the Parties hereto have duly executed this agreement as of the day and year set forth:

Company:

VHGI Energy, LLC

By: ______________________ Date: Aug 16, 2011

Print: C. Eric Leonetti Title: VP/COO

STATE OF: Ohio

COUNTY OF: Geauga

Personally appeared before me C. Eric Leonetti, the Authorized Representative of VHGI Energy, LLC (Company) with whom I am personally acquainted and who acknowledged that he (she) is the Authorized Representative of the maker or a constituent of the maker being authorized to execute this instrument herein.

Witness my hand and official seal of office this 16th day of August, 2011

Notary Public: Deborah B. Blair

My commission expires: 9-27-2011

NOTARY PUBLIC STATE OF OHIO

DEBORAH B. BLAIR
Notary Public, State of Ohio
My Commission Expires Sept. 27, 2011
Recorded in Cuyahoga County

Operator:

Outdoor Resources, Inc.

By: Bobby Allen   Date: 8-15-11, 2011

Print: Bobby Allen   Title: president

STATE OF: Tennessee

COUNTY OF: Cumberland

Personally appeared before me Bobby Allen the Authorized Representative of Outdoor Resources, Inc. (Operator) with whom I am personally acquainted and who acknowledged that he (she) is the Authorized Representative of the maker or a constituent of the maker being authorized to execute this instrument herein.

Witness my hand and official seal of office this 15 day of August, 2011.

Notary Public: Peggy L. Allen

My Commission expires: 4/7/12

This Instrument Prepared by:

Outdoor Resources, Inc.

Bobby Allen: President

PE... LLEN NOTARY PUBLIC AT LARGE CUMBERLAND CO. TENN.

PEGGY L. ALLEN NOTARY PUBLIC AT LARGE CUMBERLAND CO. TENN.